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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:                       INVESTOR INQUIRIES:
                                             Scott J. Davido
                                             Sr. Vice President, General Counsel
                                             and Director of Investor Relations
                                             (937) 296-2683



                      ELDER-BEERMAN BOARD EXTENDS TERM OF
                          SHAREHOLDER RIGHTS AGREEMENT


DAYTON, OHIO, NOVEMBER 13, 1998 -- The Elder-Beerman Stores Corp. (Nasdaq: EBSC) announced today that its Board of Directors has extended the term of its shareholder rights plan. With an initial term of one year, the rights agreement allowed the Board to extend the plan for a total of ten years. As a result of the Board action, the company's shareholder rights plan will expire on January 9, 2008. No other action was taken by the Board with respect to the rights agreement.

            According to Frederick J. Mershad, Chairman and Chief Executive Officer of Elder-Beerman, "The Board extended the rights plan after careful study. This extension was not in response to any pending takeover threat against the company. Shareholder rights plans, which typically have a ten-year term, are intended to protect a company and its shareholders from potentially unfair takeover practices. Extending the rights agreement protects Elder-Beerman and its shareholders by ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover."


                                     (more)


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ELDER-BEERMAN BOARD EXTENDS TERM OF SHAREHOLDER RIGHTS AGREEMENT / p.2

            The nation's eighth largest independent department store chain, The Elder- Beerman Stores Corp. now operates 60 stores in Ohio, Indiana, West Virginia, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. Headquartered in Dayton, Ohio, Elder-Beerman reported total revenues of $607.9 million and net sales from store operations of $581.4 million on an operating base of 48 stores in 1997. The company's Bee-Gee shoe division operates 62 El-Bee and Shoebilee! shoe stores in seven states. Elder-Beerman also operates two furniture superstores.


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Note: This press release contains forward-looking statements that are based on management's current beliefs, estimates and assumptions concerning the operations, future results and prospects of Elder-Beerman and the retail industry in general. All statements that address operating performance, events or developments that management anticipates will occur in the future, including statements related to future sales, profits, expenses, income and earnings per share, or statements expressing general optimism about future results, are forward-looking statements. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements.

The statements described in the preceding paragraph constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act"). Because these statements are based on a number of beliefs, estimates and assumptions that could cause actual results to differ materially from those in the forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate.

Any number of factors could affect future operations and results, including the following: increasing price and product competition; fluctuations in consumer demand and confidence; the availability and mix of inventory; fluctuations in costs and expenses; the effectiveness of advertising, marketing and promotional programs; weather conditions that affect consumer traffic in stores; the continued availability and terms of financing; the outcome of pending and future litigation; consumer debt levels; and other general economic conditions, such as the rate of employment, inflation and interest rates and the performance of the capital markets. This list of factors is not exclusive.

Forward-looking statements are subject to the safe harbors created in the Securities Act. Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.